                                                                    EXHIBIT 12.3
                          PACCAR INC AND SUBSIDIARIES
                          ---------------------------

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                            (Thousands of Dollars)


                                                 Year Ended December 31
                                  ----------------------------------------------------
                                    1993       1992       1991       1990       1989
                                  --------   --------   --------   --------   --------
FIXED CHARGES
   Interest expense
       PACCAR Inc and
       Subsidiaries(1)             $ 64,000   $ 71,912   $ 94,264   $118,680    $117,519

       Portion of rentals
         deemed interest              6,001      6,870      6,785      6,447       5,178
                                   --------   --------   --------   --------    --------
TOTAL FIXED CHARGES                $ 70,001   $ 78,782   $101,049   $125,127    $122,697
                                   ========   ========   ========   ========    ========

EARNINGS
   Income before taxes and
       cumulative effect of
       change in accounting
       method-PACCAR Inc and
       Subsidiaries(2)(3)          $219,757   $ 91,613   $ 48,344   $ 94,156    $363,359

FIXED CHARGES                        70,001     78,782    101,049    125,127     122,697
                                   --------   --------   --------   --------    --------
EARNINGS AS DEFINED                $289,758   $170,395   $149,393   $219,283    $486,056
                                   ========   ========   ========   ========    ========


RATIO OF EARNINGS
   TO FIXED CHARGES                   4.14x      2.16x      1.48x      1.75x       3.96x


(1)      Exclusive of interest paid to PACCAR.

(2) PACCAR income in 1989 includes a $76.4 million before-tax gain from the sale of a division and a fleet of railcars.

(3) Includes before-tax earnings of wholly owned subsidiaries and distributed income received from less than 50% owned subsidiaries.





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